QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.6

DISTRIBUTION AGREEMENT

        This Distribution Agreement ("Agreement") is hereby made and entered into as of the 1st day of November, 1999, by and between GameTech International, Inc. ("GameTech"), a Delaware corporation, with principal offices located at 2209 West 1st Street, Suite 113, Tempe, Arizona 85281 and Trend Gaming Systems, L.L.C. ("Distributor"), with principal offices located at 11006 Metric Blvd. Austin, Texas 78758. GameTech and Distributor are sometimes referred to individually as a "Party" and collectively as the "Parties".

        WHEREAS, GameTech desires Distributor to act as a distributor of its products and services (as hereinafter defined) within the Territory (as hereinafter defined) and Distributor desires to be a distributor of GameTech's products and services within the Territory, the Parties do hereby enter into this Agreement for and in consideration of the mutual covenants herein set forth, the Parties agree as follows:

        1.    Grant of Rights.

          1.1.    Grant of Master Distributorship.    Subject to the terms and conditions of this Agreement, GameTech hereby appoints Distributor as its master distributor of all current electronic video bingo products (including any product(s) similar to any electronic bingo game products) owned or controlled by GameTech (the "Products") within the geographic region set forth on Exhibit A (the "Territory"). Additional distributors of the Products in non-Trend accounts shall be allowed to distribute the Products subject to approval by Trend, which approval shall not be unreasonably withheld. Approval of additional distributors shall be based upon, but not limited to, the following factors:

            A.    The distributor's ability to be licensed for gaming purposes.

            B.    Quality and reputation of the distributor in Texas

            C.    Commitment to the GameTech product line.

  Any additional approved distributors shall be attached and listed as an addendum to Exhibit D to this Agreement upon the date of their approval.

          1.2.    Additional Products.    GameTech hereby agrees to give Distributor the first right to negotiate for the exclusive distribution rights within the Territory to any additional and/or future GameTech products not specified in Section 1.1 during the term of this Agreement on terms and conditions no less favorable than those accepted by other distributors.

        2.    Duties and Responsibilities of GameTech.

          2.1.    Training.    GameTech, on a reasonable basis consistent with prior practice, will train Distributor in the sale and operation of the Products.

          2.2.    Installation of Units.    GameTech will provide Distributor with the installation specifications, which shall be required to be provided by the customer. (The customer(s) must provide, in particular, a dedicated phone line and electricity.) GameTech will provide all equipment to operate the Products and will install the Products at the customer's site. GameTech shall endeavor to accomplish all installations on a timely and commercially reasonable basis.

          2.3.    On Site Training and Product Support.     GameTech, on a reasonable basis consistent with prior practice, will provide on-site training of customers, managers, floor clerks, cashiers and callers. GameTech will provide commercially reasonable support for customers and will maintain replacement parts at locations sufficient to respond adequately to customer needs. GameTech, on a reasonable basis consistent with prior practice, will provide on-site personnel that may be necessary or required for daily support functions.

          2.4.    MIS Support.    GameTech will provide back office management support consistent with prior practice.

        3.    Duties and Responsibilities of Distributor.

          3.1.    Duty to Distribute and Promote.    Distributor will represent GameTech's Products to prospective and existing customers within the Territory. Distributor shall promote the installation of units in the Territory to the best of Distributor's ability. Distributor will transmit GameTech Product information and promotional materials to the customer(s), as reasonably necessary. Distributor shall work with the customers to assure their satisfaction with the Product and shall report to GameTech regarding customer evaluations of the units. Distributor shall also take all available commercially reasonable measures (within the requirements of this agreement) to retain any and all Product accounts Trend currently has in existence and accounts that Trend gains during the Term.

          3.2.    Sales Procedures.    Upon receipt of a customer order, Distributor will contact GameTech to schedule a Product shipment date. Distributor will assure that a dedicated phone line and electricity is in place.

          3.3.    Conflict of Interest.    The Parties acknowledge that any efforts by Distributor to sell competing products would constitute a conflict of interest with respect to Distributor's obligations to market the Products. During the Term, as well as during the period post termination in which phase out consideration is being paid Distributor, unless termination by GameTech without cause occurs, Distributor agrees that it will not distribute, market, promote, manufacture, sell or lease any products that are competitive with GameTech's Products. Should Distributor materially breach the Agreement, this Section 3.3 will survive and remain in effect subsequent to termination of the Agreement for a twelve (12) month period. Should GameTech exercise it's right to terminate this Agreement upon six-(6) month's notice (pursuant to 8.4(a) herein), this Section 3.3 shall survive during the period post termination in which phase out consideration is being paid Distributor. A product shall be deemed to be competitive if it is an electronic bingo game of any sort or is similar to any electronic bingo game product.

          3.4.    Representations.    Distributor shall limit its claims and representations concerning the Products to those made by GameTech in its published literature, and not make any claims or representations in excess of such claims of GameTech.

          3.5.    Support Staff.    Distributor will maintain adequate staff to perform all functions under this Agreement in a timely fashion including, but not limited to: the functions specified in Sections 3.1 and 3.2 contained herein, and the additional functions listed in the attached Exhibit "B".

        4.    Compensation.

          4.1.    Commission Rate.    Distributor shall earn commissions at the following rates, as a percentage of gross revenue collected from the installations of the Products within the Territory during the Term:

  Sixteen percent (16%) on Distributor's account locations installed as of November 1, 1999. Twenty-two percent (22%) on new, previously non-Distributor account locations installed subsequent to November 1, 1999. Out of said commissions, Distributor is responsible for payments to all Distributor and non Distributor personnel within the Territory who are required to perform all Distributor functions of this Agreement (including, but not limited to, monies due third party distributors, GameTech sales commissions, and/or any other third parties assisting Distributor in the Territory).

          4.2.    Minimum Commissions.    All minimum commission payments will be scheduled effective November 1, 1999 and based on GameTech's fiscal year. Distributor shall receive an average annualized guaranteed floor commission of $l00,000.00 per month during the first thirty-six (36) months of this Agreement. In any given quarter should the commissions earned, as calculated in 4.1 above, not exceed the guaranteed floor quarterly commission of 3 x $100.000.00, then Distributor shall earn and receive the above stated guaranteed floor monthly commission based upon the following payment plan: Should average commissions earned be less than 3 x $100,000.00 then the shortfall, if any, shall be paid no later than the fifteenth (15th) day of the month subsequent to the end of each quarterly period. On an annualized basis, should Distributor receive at least 12 x $100,000, yet during any quarter during this period Distributor receives shortfall payments, Distributor shall remit the difference to Gametech no later than the fifteenth (15th) day subsequent to the end of the subject annualized period. All minimum commission payments shall be inapplicable during any period in which act(s) of God cause Distributor's commissions to fall by twenty percent (20%) or more.

          4.3.    Commencement Payment.    In consideration for Distributor's agreement to be bound by the terms and conditions contained herein, including but not limited to Sections 3.3 and 6.8, as well as for waiver (upon effective date of this Agreement) of the prior agreements between the Parties and release of the commissions due Distributor for overrides, GameTech agrees to pay Distributor, upon the effective date of this Agreement, the lump sum of $1,275,000.00.

          4.4.    Termination compensation.    Upon termination of the Agreement GameTech shall pay to Distributor termination compensation over a thirty-six (36) month period under the following schedule:

    Year one (1) post termination: Distributor receives 80% of revenues.**

    Year two (2) post termination: Distributor receives 70% of revenues.**

    Year three (3) post termination: Distributor receives 60% of revenues.**

    **Defined as monies Distributor would have earned under Section 4.1 had the Agreement remained in effect during the above referenced post termination periods. All post-termination compensation is expressly subject to the terms and conditions stated in Section 8.4 herein.

          4.5.    Hall/Account Protections.    GameTech agrees that halls/accounts with installed GameTech Products are protected accounts. (i.e. any approved distributor, including Trend, that maintains a hall/account with installed Products in the State of Texas shall have the commission rights to said hall/account.)* Trend agrees to refrain from obtaining/disturbing any non-Trend hall/account that has installed Products and is an approved GameTech distributor.*

    *To retain rights to a hall/account a GameTech distributor must be actively attempting to retain Product installation levels. (i.e. should a hall/account de-install a material number of the Products, it is at GameTech's discretion whether or not the subject hall/account remains protected.)

        5.    Customer Pricing, Accounting and Payments.

          Distributor will handle all customer collections. Distributor will remit to GameTech for all revenue due less commission due Distributor on a weekly basis along with a cash receipt report. Distributor will take all commercially reasonable action to ensure that payments to GameTech are as current as possible. GameTech shall be entitled to audit the books of Distributor on a reasonable basis and upon reasonable notice to Distributor. Any such audit shall be limited to only such information as shall be specifically required to verify the gross receipts received by Distributor, from customers governed by this Agreement. During any period of post termination payment: (1) GameTech will take all commercially reasonable action to ensure that payments to

  Trend are as current as possible; (2) Trend shall be entitled to audit the books of GameTech on a reasonable basis and upon reasonable notice to GameTech; and, (3) Any such audit shall be limited to only such information as shall be specifically required to verify the monies entitled to and collected by GameTech.

        6.    Proprietary Rights and Confidentiality.

          6.1.    Proprietary Rights.    Distributor agrees that GameTech owns all rights, titles and interests in the Products and in all of GameTech's patents, trade names, inventions, copyrights and trade secrets relating to the design, manufacture and operation or service of the Products. The use by Distributor of any of these proprietary rights is authorized only for the purposes herein set forth, and upon termination of this Agreement any such authorization shall cease.

          6.2.    No Right to Manufacture or Copy.    The Products being installed and/or sold by GameTech are subject, in every case, to the condition that such installation and/or sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce the Products. Distributor shall take appropriate steps with the customers, as GameTech may request, to inform them of and assure compliance with these restrictions. Distributor acknowledges that any violation of these provisions is a material breach of this Agreement that shall entitle GameTech to obtain equitable relief to terminate such unauthorized activities, including but not limited to, preliminary and permanent injunctive relief, as well as monetary damages.

          6.3.    Confidentiality.    The Parties acknowledge that by reason of their relationship to each other hereunder each will have access to certain information and materials concerning the other's business, plans, customers, technology, and/or products that is confidential and of substantial value to that Party, which value would be impaired if such information were disclosed to third parties. Each Party agrees that it will not use in any way for its own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to it by the other Party and shall take every reasonable precaution to protect the confidentiality of such information. Upon request by either Party, the other Party shall advise whether or not it considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the products beyond the description published by GameTech. Upon termination of this Agreement, there shall be no use or disclosure by a Party of any confidential information of the other Party, and neither Party shall manufacture or have manufactured any devices, components or assemblies utilizing any of the other Party's confidential information.

        7.    Trademarks and Trade Names.

        During the Term of this Agreement, Distributor shall have the right to indicate to the public that it is an authorized distributor of GameTech Products and to advertise the Products to potential customers under the trademarks, marks, and trade names that GameTech may adopt from time to time ("GameTech's Trademarks"). Distributor shall not alter or remove any of GameTech's Trademarks applied to the Products at the factory. Nothing herein shall grant to Distributor any right, title or interest in GameTech's Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge GameTech's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of GameTech.

        8.    General Provisions.

          8.1.    Assignment.    A mutually agreed consideration for GameTech's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Distributor under its present majority ownership, and, accordingly, Distributor agrees that its rights and obligations under this Agreement may not be transferred or assigned directly or indirectly to a non-affiliated party and/or an affiliated party with a significantly different majority ownership other than Distributor's current majority ownership without the prior written consent of GameTech, which consent will not be unreasonably withheld. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

          8.2.    Notices.    Any notice or other communication shall be sufficiently given if sent by registered or certified mail, or by facsimile transmittal if receipt is electronically confirmed or by courier, postage prepaid (with confirmation of receipt), or hand delivery (with confirmation of receipt) to the respective address of the Parties provided above, or such other addresses as shall be noticed during the term of this Agreement.

          8.3.    Relationship of the Parties.    The relationship of GameTech and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow Distributor to create or assume any obligation on behalf of GameTech for any purpose whatsoever except as shall be contemplated by this Agreement. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. Distributor shall be solely responsible for, and shall indemnify and hold GameTech free and harmless from, any and all claims, damages or lawsuits (including GameTech's reasonable attorneys' fees) arising out of the acts of Distributor, its employees or its agents. GameTech shall be solely responsible for, and shall indemnify and hold Distributor free and harmless from, any and all claims, damages or lawsuits (including Distributor's reasonable attorneys' fees) arising out of the acts of GameTech's employees or its agents.

          8.4.    Term and Termination.

            (a)    Term.    This Agreement shall continue in force for a ten- (10) year term (the "Term") commencing on the date first written above unless terminated earlier under the provisions of this Agreement. As of May 1, 2004, either Party may send six- (6) month written notice of termination at any time during the remaining Term without penalty. Upon any said written six (6) month notice, both Parties shall continue to be bound by the terms and conditions of the Agreement until said six (6) months have elapsed, as well as bound any post termination conditions contained herein.

            (b)    Termination for Cause.    If either Party deliberately or willfully defaults in the performance of any material provision of this Agreement, the non-defaulting party may give written notice to the defaulting party that the defaulting party has thirty (30) days to cure said default. If the non-defaulting Party gives such notice, and the default is not cured during the thirty (30) day period, then in the case of a Distributor default this Agreement shall terminate immediately upon notice by GameTech and all GameTech obligations (including but not limited to Section 4.4) shall terminate. All monies due GameTech in the event of Distributor's material breach shall be paid GameTech within thirty (30) days. If the non-defaulting Party gives such notice, and the default is not cured during the thirty (30) day period, then in the case of a GameTech default, the remaining floor commissions (if still applicable) due Distributor under the Agreement shall continue until the end of the thirty-six (36) month floor commission period and thereafter include the minimum termination compensation as stated in Section 4.4 and all other Distributor obligations shall terminate.

            (c)    Termination for Insolvency.    This Agreement shall terminate automatically, without notice, (i) upon the institution by or against (if meritorious) Distributor of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Distributor's debts; (ii) upon Distributor's making an assignment for the benefit of creditors, or (iii) upon Distributor's dissolution.

            (d)    Return of Materials.    All trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind shall remain the property of GameTech. Within thirty (30) days after the termination of this Agreement, Distributor shall prepare all such items in its possession for shipment, as GameTech may direct, at GameTech's expense. Distributor shall not make or retain any copies of any confidential items or information, which may have been entrusted to it. Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks and trade names of GameTech.

            (e)    Survival of Certain Terms.    The provisions of Sections 6, 7 and 8 shall survive the expiration or termination of this Agreement for any reason. Except as otherwise provided in this Agreement, all other rights and obligations of the Parties shall cease upon termination of this Agreement. In the event that an acquisition of GameTech should occur, the provisions of this Agreement shall remain in effect.

            (f)    Termination due to Legislative/Regulatory Action.    Should Texas law/regulations be amended to prohibit electronic video bingo during the Term, all obligations contained in this Agreement shall terminate.

          8.5.    Waiver; Termination.    A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be construed to be a waiver of such term or condition in the future, or breach thereof; all remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

          8.6.    Entire Agreement.    This Agreement contains the entire understanding of the Parties hereto relating to the subject matter herein contained, and this Agreement cannot be changed, rescinded or terminated except in writing signed by both Parties. This Agreement expressly supercedes and replaces in all respects any prior agreement(s), whether written or oral, existing between the parties regarding the subject Territory. Each party by executing this Agreement hereby waives any rights to legal remedy(s) it may have had up to the effective date of this Agreement regarding the other Party's action(s) or inaction(s) within the Territory arising under any prior agreement whether written or oral,

          8.7.    Headings.    The subject headings of the sections and subsections of this Agreement are for reference purposes only and shall not affect the construction or interpretation of any of its provisions.

          8.8.    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties and construed as if such unenforceable provision had never been contained herein.

          8.9.    Attorneys' Fees.    The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys' fees.

          8.10    Applicable Law and Venue.    This Agreement shall be construed according to the internal laws, and not the law of conflicts, of the State of Arizona. In the event of any disputes, the Parties agree to non-binding arbitration in accordance with the rules of the American Arbitration Association ("AAA"). The non-binding arbitration shall be decided by a single arbitrator selected mutually by the Parties, or failing mutual agreement within ten (10) days of demand, as selected by AAA upon application of either Party. Unless otherwise agreed by GameTech and Distributor, the arbitration shall take place in Maricopa County, Arizona. Failing successful settlement via arbitration, the Parties agree that any legal action initiated will be adjudicated in Maricopa County, Arizona.

        The Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        IN WITNESS WHEROF, the Parties have duly executed this Agreement as of this date first above written.

"GameTech"		"Distributor"
GameTech International, Inc.		Trend Gaming Systems, LLC
Signed:	/s/ RICHARD T. FEDOR Authorized Officer	Signed:	/s/ STEVEN W. HIERONYMUS Authorized Officer
Printed Name:	Richard T. Fedor	Printed Name:	Steven W. Hieronymus
Title:	Chairman & CEO	Title:	Managing Partner
Signed:	/s/ ANDREJS K. BUNKSE Authorized Officer
Printed Name:	Andrejs K. Bunkse
Title:	General Counsel—Corporate Secretary

QuickLinks

DISTRIBUTION AGREEMENT